Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT
AND RELEASE OF CLAIMS

This Agreement (“Agreement”) is made by and between KENDALL W. WRIGHT (“Employee”) and AIRNET SYSTEMS, INC., an Ohio corporation (the “Company”) (hereinafter collectively “the parties”).

WHEREAS, Employee has been employed by the Company as an officer, most recently in the position of Vice President of Airline Development;

WHEREAS, the Employee’s position will be eliminated effective December 31, 2004; and

WHEREAS, the parties wish to define the terms and conditions of Employee’s separation from employment with the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1.                                       Separation from Employment.  Employee’s employment with the Company will be terminated effective December 31, 2004 (“Separation Date”).  On the Separation Date, Employee’s employment with the Company and all further compensation, remuneration, bonuses, and eligibility of Employee under Company benefit plans shall terminate, and Employee shall not be entitled to receive any further payments or benefits of any kind from the Company except as otherwise provided in this Agreement or by applicable law.

2.                                       Severance Benefits Following Separation Date.  The Company agrees to pay to Employee an amount equal to his last annual base salary (i.e., $210,000.00) over the twelve (12) month period from the Separation Date to December 31, 2005, in twenty-four (24) equal semimonthly installments, subject to ordinary and necessary withholding taxes.  The first of these payments shall be on or about January 14, 2005, and the final of these payments shall be on or about December 31, 2005.  The Company also agrees to directly pay to an outplacement service of Employee’s choice reasonable outplacement fees up to a maximum of Ten Thousand Dollars ($10,000.00) for outplacement services provided to Employee during calendar year 2005 and properly invoiced to the Company.  Payments under this Paragraph 2 do not, and shall not be construed to, create or continue an employment relationship between Employee and Company following the Separation Date.

3.                                       Consulting Services Following Separation Date.  Following the Separation Date, the Employee agrees to provide consulting services for the Company on such matters as both parties agree upon; provided that no such consulting shall be required to be performed at any particular place of business, except as agreed to by Employee, and further provided that such consulting services shall be reasonably limited so as not to interfere or conflict with any other responsibilities the Employee may have.  All reasonable expenses, including travel expenses, incurred by Employee in performing any such requested consulting services shall be promptly reimbursed by the Company upon submission by Employee of expense documentation.  Each hour of actual consulting service provided shall be compensated at a rate of $100.00.  Company agrees to offer a minimum of 100 hours of consulting service to Employee within the first two calendar quarters of 2005.  Employee shall be responsible for billing the Company for these services and will be responsible for paying appropriate taxes.  The Company shall pay Employee within 14 days of receipt of billing and/or expenses from Employee, and will provide Employee with the appropriate contact and address for billing purposes.

4.                                       Medical Insurance.  The Company agrees to make a lump sum payment to Employee within thirty (30) days following the Separation Date in an amount equal to the Employee’s cost of continuing the medical insurance coverage for Employee and Employee’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the twelve (12) month period following the Separation Date, less an amount equal to the premium the Employee would have paid for such insurance had Employee continued employment for the same twelve (12) months period following the Separation Date.

5.                                       Withholding.  The Company will make appropriate deductions from the amounts paid to Employee under Paragraph 2 of this Agreement based upon the most recent Form W-4 submitted by Employee to the Company.  Employee agrees that he will be exclusively liable for payment of the employee portion of any and all taxes which may be due as a result of all payments to him under this Agreement and agrees that he will pay such taxes at such time and in such amount required of him.

6.                                       Stock Options.  Employee shall maintain all vested stock options held by Employee on or before the Separation Date and shall retain all rights to exercise such vested stock options to the extent and in accordance with all terms and restrictions imposed by applicable plans and agreements, as most recently amended, under which such options were granted.

7.                                       In consideration of this Agreement, Employee hereby releases AirNet and all of its affiliated or related entities as well as past and present officers, directors, employees, representatives, and agents from: any and all claims, demands, debts, losses, obligations, liabilities, costs, expenses, attorneys’ fees, rights of action, and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, arising prior to the date of Employee’s signature upon this Agreement, all of which are also referred to below as the “Released Claims.”  Employee understands and agrees that the Released Claims include without limitation any rights or claims he may have that arise out of or are related to his employment with AirNet or the termination of that employment and any rights or claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., as amended by the Older Workers’ Benefit Protection Act, which prohibits age discrimination of employment;  Title VII of the Civil Rights Act of 1964, which prohibits discrimination based on race, color, national origin, religion or sex;  and all other federal, state, and local laws and regulations of any kind whatsoever.

8.                                       It is acknowledged that Employee may hereafter discover facts different from, or in addition to, those which you know or believe to be true with respect to the Released Claims, and it is agreed that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of those facts.

9.                                       Employee agrees that he shall not communicate, orally or in writing, generally, specifically, or by implications, to any person except for governmental or law enforcement agencies to the extent legally required, any facts or opinions that might reflect adversely upon AirNet or any of its affiliated or related entities, and that he will not disparage, degrade, or harm the reputation of AirNet or any of its affiliated or related agencies in the conduct of Employee’s personal or professional endeavors.

10.                                 This Agreement shall not be construed as an admission by any party of any liability or any contention or allegation made by any other party, or a suggestion that any claims, or liabilities exist or would have any basis.

11.                                 Both parties recognize that AirNet has disclosed confidential information to Employee during his employment.  This confidential information includes, but is not limited to, information relating to AirNet’s services, whether fully or partially developed, AirNet’s business plans, financial information, legal information, purchasing data, supplier data, accounting data, trade secrets, patents, or other financial information and the whole or any portion of AirNet’s marketing, sales or attendance information.  Employee understands and agrees that he (i) will keep such information confidential at all times after the termination of his employment, (ii) will not disclose or communicate any such information to any third party, (iii) will not make use of any information on his own behalf, or on behalf of any third party, and (iv) will comply with any confidentiality agreements that he has entered into during his employment with AirNet.

12.                                 By executing this Agreement, Employee further agrees that for a period of one (1) year immediately following the Separation Date, Employee will not, within any geographic area in which he was assigned duties during his employment with AirNet, directly or indirectly, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, employee, trustee, lender of money or in any other relation or capacity whatsoever) any business which renders services that compete with the services or products marketed and provided by AirNet absent express consent of AirNet; provided, further, however, that such consent of the Company shall not be unreasonably withheld.  Employee also agrees not to, directly or indirectly, solicit or encourage any employee of AirNet to leave or terminate his/her employment with AirNet for a period of one (1) year immediately following the Separation Date.

13.                                 Employee acknowledges and agrees that:  (i) HE HAS BEEN, AND HEREBY IS, ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT; (ii) HE HAS TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT; (iii) THE LANGUAGE OF THIS RELEASE IS CLEAR AND UNDERSTANDABLE; AND (iv) HE MAY REVOKE THIS AGREEMENT AT ANY TIME BEFORE EXPIRATION OF SEVEN (7) DAYS AFTER HE SIGNS IT, THAT THE AGREEMENT IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAYS, AND THAT EMPLOYEE WILL NOT RECEIVE ANY PAYMENTS HEREUNDER UNTIL AFTER THE SEVEN (7) DAYS HAVE EXPIRED.

14.                                 This Agreement shall be governed by Ohio law.  It represents the entire agreement between the parties and supersedes all prior negotiations, representations, or agreements between the parties, either written or oral, on its subject matter.  This Agreement may be amended only by a document designated as an amendment to this Agreement and executed by the parties.

15.                                 This Agreement may be executed in multiple counterparts, each of which shall constitute an original.

[REMAINDER OF THIS PAGE 6 IS INTENTIONALLY BLANK]

EMPLOYEE SHOULD INITIAL AND DATE PAGES 1 – 7
OF AGREEMENT IN BOTTOM RIGHT CORNER

IN WITNESS WHEREOF, the parties hereby execute this Agreement on the day and year indicated below

Date: 1-14 , 2005	/s/ Kendall W. Wright
KENDALL W. WRIGHT

Sworn to before me and subscribed in my presence this 14th day of January, 2005.

/s/ Ann Mancuso
Notary Public

[Notary Seal]

AIRNET SYSTEMS, INC.

Date: January 14, 2005	By: Joel E. Biggerstaff

Its: C.E.O.

Sworn to before me and subscribed in my presence this 14th day of January, 2005.

/s/ Ann Mancuso
Notary Public

[Notary Seal]